Exhibit 5.1

21 Platform Way South, Suite 3500

Nashville, TN 37203

(615) 742-6200

May 21, 2025

Ryman Hospitality Properties, Inc.
One Gaylord Drive
Nashville, Tennessee 37214

Re:	Public Offering of up to 2,990,000 shares of Common Stock of Ryman Hospitality Properties, Inc.

Ladies and Gentlemen:

We have acted as counsel to Ryman Hospitality Properties, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 2,600,000 shares (the “Firm Shares”) of common stock, par value $0.01 per share (the “Common Stock”), plus an additional 390,000 shares of the Company’s Common Stock to be issued upon exercise of the Underwriters’ (as defined below) option (the “Optional Shares,” and, together with the Firm Shares, the “Securities”), pursuant to the Underwriting Agreement, dated May 19, 2025 (the “Underwriting Agreement”), by and among the Company, Morgan Stanley & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives (the “Representatives”) of the several underwriters named on Schedule 1 attached thereto (the “Underwriters”).

In connection with this opinion, we have examined and relied on originals or copies of the following documents (hereinafter collectively referred to as the “Documents”): (i) the automatic shelf registration statement on Form S-3ASR (File No. 333-272429) of the Company relating to the Securities filed with the Securities and Exchange Commission (the “Commission”) on June 5, 2023 (the “Registration Statement”); (ii) the base prospectus, dated June 5, 2023, which forms a part of and is included in the Registration Statement, as supplemented by the final prospectus supplement, dated May 19, 2025 (the base prospectus and final prospectus supplement, together, the “Prospectus”), relating to the offering of the Securities, in the form filed by the Company pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”); (iv) the Amended and Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware dated as of May 12, 2025; (v) the Second Amended and Restated Bylaws of the Company, as amended, certified as of the date hereof by an officer of the Company; (iv) an executed copy of the Underwriting Agreement; (v) a certificate of the Secretary of State of the State of Delaware as to the good standing of the Company, dated as of a recent date; (vi) resolutions adopted by the Board of Directors of the Company and a duly authorized pricing committee thereof relating to, among other matters, the authorization of the sale, issuance and registration of the Securities, certified as of the date hereof by an officer of the Company (the “Resolutions”); (vii) a certificate executed by an officer of the Company, dated as of the date hereof; and (viii) such other records, documents, certificates and other instruments as we have deemed necessary or appropriate for purposes of this opinion.

In connection with our examination of the Documents, we have assumed the legal capacity of all natural persons, the authenticity of original Documents and the genuineness of all signatures, the conformity to the originals of all Documents submitted to us as copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the Documents we have reviewed. In making our examination of executed Documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, of the execution and delivery by such parties of such Documents, and the validity and binding effect thereof on such parties. In addition, we have assumed the form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered; all public records reviewed or relied upon by us or on our behalf are true and complete; that there has been no oral or written modification of or amendment to any of the Documents; and that there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Ryman Hospitality Properties, Inc.
May 21, 2025

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Company is a corporation duly incorporated under the Delaware General Corporation Law and is in good standing and has a legal corporate existence with the Secretary of State of the State of Delaware.

2.	The issuance of the Securities has been duly authorized and, when and to the extent issued against payment therefor in accordance with the Registration Statement, the Prospectus, the Underwriting Agreement and the Resolutions, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the Delaware General Corporation Law and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Delaware, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. This opinion is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, to be filed May 21, 2025, and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Bass, Berry & Sims PLC